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                                            Airgas, Inc.
                                            259 N. Radnor-Chester Rd.
                                            Suite 100
                                            Radnor, PA  19087-5283
                                            www.airgas.com

AIRGAS    News Release
_____________________________________________________________________

EXHIBIT 99


Investor Contact:                              Media Contact:
----------------                               -------------
Melissa Nigro (610) 902-6206         James Ely (610) 902-6010
melissa.nigro@airgas.com                   jim.ely@airgas.com


For release:  Immediately


     AIRGAS ENTERS INTO SETTLEMENT AGREEMENT WITH PRAXAIR


     RADNOR, PA - April 23, 2002 -- Airgas, Inc. (NYSE: ARG) has entered into an agreement with Praxair, Inc. (NYSE: PX) to settle the litigation brought by Praxair against Airgas in July 1996, which alleged tortious interference with Praxair's right of first refusal regarding National Welders Supply Company, Inc.
     In the settlement, each party denied any wrongdoing or liability and Praxair has agreed to the early termination of its right of first refusal, which was scheduled to expire in 2006. The parties entered into the agreement in order to avoid the time and expense of a lengthy trial scheduled to begin in North Carolina in July.
     As a result of the settlement, Airgas expects to record a charge to earnings, net of previously established reserves related to the litigation, of approximately $8.5 million ($5.5 million after tax) or $0.08 per diluted share for the fourth quarter and fiscal year ended March 31, 2002. As previously announced, Airgas will release its earnings on May 8, 2002.


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ABOUT AIRGAS, INC.

     Airgas, Inc. (NYSE: ARG) is the largest U.S. distributor of industrial, medical and specialty gases, welding, safety and related products. Its integrated network of nearly 800 locations includes branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

FORWARD LOOKING STATEMENT

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, statements regarding: a charge to earnings, net of previously established reserves related to the litigation, of approximately $8.5 million ($5.5 million after tax) or $0.08 per share. Airgas intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include an adjustment to the reserves applied against the charge and other factors described in Airgas' reports, including Form 10-K dated March 31, 2001 and Form 10-Q dated December 31, 2001 filed by Airgas with the Securities and Exchange Commission.

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